UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2025

Schrödinger, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39206	95-4284541
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, 24th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 295-5800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SDGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On May 16, 2025 (the “Effective Date”), the Board of Directors (the “Board”) of Schrödinger, Inc. (the “Company”) appointed Richie Jain as Executive Vice President and Chief Financial Officer and Treasurer of the Company, effective immediately. In connection with his appointment as Chief Financial Officer, Mr. Jain will serve as the Company’s principal financial officer.

Prior to his appointment as Chief Financial Officer of the Company, Mr. Jain, age 41, had served as the Company’s Senior Vice President, Strategic Finance and Head of Corporate and Business Development since February 2024 and was responsible for corporate and business development, venture and equity investments, strategic planning and valuation. Prior to joining the Company, Mr. Jain held positions of increasing responsibility at Morgan Stanley & Co. LLC (“Morgan Stanley”), an investment banking company, from August 2010 until December 2023, where he was most recently a Managing Director in healthcare investment banking and mergers and acquisitions from January 2020 to December 2023. Prior to joining Morgan Stanley, he was an electrical engineer at Boston Scientific Corporation’s cardiac rhythm management business. Mr. Jain received a B.S. in electrical engineering from the University of Michigan and an M.B.A. from the University of Chicago Booth School of Business.

In connection with his appointment as Chief Financial Officer, Mr. Jain entered into an employment agreement with the Company (the “Employment Agreement”), which became effective as of the Effective Date. Pursuant to the Employment Agreement, Mr. Jain will be paid an annual base salary of $535,000.

Mr. Jain will be eligible to participate in the Company’s Senior Executive Incentive Compensation Plan (the “Cash Incentive Plan”), which provides for cash incentive payments based upon the attainment of performance targets established by the Compensation Committee of the Board. For 2025 only, subject to and in accordance with the terms of the Cash Incentive Plan, Mr. Jain is eligible for a target bonus of up to 55% of his annualized base salary, prorated for the period beginning on the Effective Date and ending on December 31, 2025. Mr. Jain will also be eligible for a prorated bonus for the period beginning January 1, 2025 and ending on the Effective Date in connection with his prior role at the Company.

In connection with his appointment as Chief Financial Officer, the Company expects to grant to Mr. Jain a nonstatutory stock option (the “Option”) to purchase up to 18,750 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at an exercise price per share equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the date of grant, which will vest as to 25% of the shares underlying the Option on the first anniversary of the Effective Date and, as to the remaining shares, monthly thereafter until the fourth anniversary of the Effective Date, subject to continued service. The Company also expects to grant to Mr. Jain restricted stock units with respect to 9,375 shares of the Company’s Common Stock, which will vest in equal annual installments over four years beginning at the first anniversary of the vesting commencement date, subject to continued service.

Mr. Jain will be entitled to participate in the Company’s Amended and Restated Executive Severance and Change in Control Benefits Plan, as amended (the “Executive Severance Plan”). Entitlement to any severance or benefits under the Executive Severance Plan is contingent upon the effectiveness of a release in favor of the Company and compliance with restrictive covenant and other obligations to the Company.

In addition, Mr. Jain will enter into an indemnification agreement with the Company, the form of which was filed as Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-235890) filed with the Securities and Exchange Commission on January 10, 2020, pursuant to which the Company may be required, among other things, to indemnify Mr. Jain for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of his service as an officer of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Mr. Jain does not have a family relationship with any of the Company’s officers or directors and has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of Chief Financial Officer

On the Effective Date, the Company and Geoffrey Porges, the Company’s Chief Financial Officer, mutually agreed to Dr. Porges’ separation from such role with the Company in order for Dr. Porges to pursue other opportunities. Dr. Porges will remain employed by the Company through June 6, 2025 as an advisor to the senior management team to ensure a smooth transition.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated May 16, 2025, by and between Schrödinger, Inc. and Richie Jain

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schrödinger, Inc.

Date: May 20, 2025	By:	/s/ Yvonne Tran
Yvonne Tran
Chief Legal Officer and Corporate Secretary